 EXHIBIT 1.27

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

SHAREHOLDERS' RIGHT TO INFORMATION

SHAREHOLDERS' RIGHT TO INFORMATION

EXTRAORDINARY GENERAL MEETING OF

SHAREHOLDERS - DECEMBER 2020

As from the date the notice of call is published, shareholders may examine (in the Service Offices of the General Meeting located at Calle Pintor Sorolla nº 8, 46002 Valencia (registered office) or at Paseo de la Castellana nº 189, 28046 Madrid, Monday to Friday, from 9:00 am to 14:00 pm), or request that they be sent, immediately and free of charge, a copy of the verbatim texts of the proposed resolutions on the Agenda already approved by the Board of Directors and such prescribed reports as may relate to the points on the Agenda.

In addition to the aforesaid documentation, pursuant to the provisions of article 518 of the Consolidated Text of the Corporations Act, approved by Legislative Royal Decree 1/2010 of 2 July (the "Corporations Act"), the Company’s website (www.bankia.com) will make available, without interruption from the moment the General Meeting is called until it is held, the notice of call, the total number of shares and voting rights at the date of the call, the model Attendance, Proxy and Remote Voting Card, the full texts of the proposed resolutions, and all the documents that must be presented to the General Meeting, as well as those issued for information purposes only.

In accordance with the provisions of articles 197 and 520 of the Corporations Act and article 7 of the Company’s General Meeting Regulations, from the day of publication of the notice of the call of the General Meeting until and including the fifth day prior to the day the Meeting is set to be held, or orally during the General Meeting, the shareholders may request such information or clarifications as they deem necessary or pose such written questions as they deem pertinent to the items on the Agenda. Furthermore, within the same term and in the same manner, the shareholders may request such information or clarifications or submit the questions they deem appropriated in writing or orally during the Meeting itself regarding information accessible to the public that has been provided by Bankia to the National Securities Market Commission since the holding of the most recent General Meeting, and about the auditor’s report.

Requests for information must be addressed in writing to the Service Offices for the General Shareholders Meeting at the addresses indicated above and delivered by hand at the said Service Offices for the General Shareholders Meeting, Monday to Friday from 9:00 am to 14:00 pm, or sent by post or by electronic means using the Electronic Service provided on the Company’s corporate website (www.bankia.com), in which case, in order to equip the system with appropriate guarantees of authenticity and identification of the shareholders exercising their right to information, an electronic signature (advanced or recognised), in the terms set forth in Electronic Signature Law 59/2003 of 19 December 2003, based on either a recognised electronic certificate of which there is no record of its having been revoked that has been issued by the Royal Spanish Mint (FNMT- RCM) or an electronic DNI. Whichever means is used for sending the requests for information, shareholders’ requests must include their name and surname (or company name), taxpayer identification number and proof of the shares held, so that this information can be checked against the list of shareholders and the number of shares appearing in each shareholder’s name provided by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (Iberclear). Unless the shareholder specifies otherwise, the Company may handle the requests for information it receives by replying to the shareholder who sent it using the latter’s email address. Furthermore, for the purposes of exercising their rights, persons with disabilities and the elderly, and any other shareholders who so desire, may also request information by contacting the Service Offices of the General Shareholders Meeting by telephone (+34 91 787 75 75 and +34 91 602 46 75, from Monday to Friday from 8:00 am to 22:00 pm).

In view of the limitations in effect at any given time as a result of the situation generated by Covid-19, it is recommended that shareholders wishing to make requests for information send their request by post or telematically through the Electronic Service provided on the Company's corporate website (www.bankia.com), since such limitations, while they exist, may restrict access to the Company's registered office or to its offices at Paseo de la Castellana no. 189.

SHAREHOLDERS' RIGHT TO INFORMATION EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS - DECEMBER 2020

Valid requests for information or clarification or questions made in writing, and the directors’ answers provided in writing, will be included on the Company’s website.

With regard to any oral requests for information or clarifications regarding items on the Agenda in respect of information accessible to the public which the Company has disclosed to the Spanish National Securities Markets Commission since the last General Meeting was held or in respect of the auditors’ report that are submitted while the General Meeting is in progress and are not answered at that time, the Board of Directors is obliged to provide such information in writing within seven days after the General Meeting has ended.

If prior to the submission of a specific question, the requested information is made clearly, expressly and directly available to all shareholders on the Company’s website (www.bankia.com) in question and answer format, the directors may limit their response to referring to the information provided on the website. Also, pursuant to the provisions of article 197 of the Corporations Act and article 7.4 of the Company’s General Meeting Regulations, it is hereby stated that the directors shall not be obliged to provide the aforesaid information, when (i) the information is not necessary for the protection of the rights of the shareholder, or there are objective reasons to conclude that it may be used other than for corporate purposes, or its disclosure is harmful to the company or the related companies, (ii) the request does not refer to items on the Agenda or to information accessible to the public provided by the National Securities Markets Commission since the holding of the most recent General Meeting or to the last audit report, (iii) the information may for any reason be considered abusive or contrary to the principles of equal treatment of shareholders, or (iv) for other reasons established by law or in the Bylaws. Information cannot be refused if the request is by shareholders representing at least 25% of the share capital.

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